Exhibit 99.2

FOR IMMEDIATE RELEASE
Contact Information:

At the Company:
Gregory S. Skinner
Vice President Finance and CFO
(650) 261-3677

LANDEC RESTATES FIRST QUARTER FISCAL YEAR 2013 FINANCIAL STATEMENTS INCREASING NET INCOME DUE TO CHANGE IN QUARTERLY RECOGNITION OF THE FAIR VALUE OF WINDSET

MENLO PARK, CA – January 2, 2013 -- Landec Corporation (Nasdaq: LNDC), today reported that the Company has restated its financial statements for the first quarter of fiscal year 2013 to reflect a $2.9 million increase in the previously reported first quarter fiscal year 2013 fair market value of Windset Holdings 2010 Ltd. (“Windset”).

In December 2012, during the second quarter review of the most recently updated fair market value appraisal of our minority equity investment in Windset for fiscal year 2013, the Company became aware that it had miscalculated the fair market value of Windset at the end of its first quarter of fiscal year 2013.  This miscalculation has no impact on our projected annual fair market value of Windset which has been independently valued.  As a result, in the first fiscal quarter ended August 26, 2012, the Company understated the recorded value of its Windset investment, and the related investment income, by $2.9 million, and understated its net income by $1.8 million, or $0.07 per share.  Therefore, the Company has today filed with the Securities and Exchange Commission an amendment to its Form 10-Q for the first quarter of fiscal year 2013 which contains its restated financial statements for that period.  The restated financials statements for the first quarter of fiscal year 2013 reflect that the fair market value of its Windset investment has been increased by $2.9 million and net income by $1.8 million, net of related income taxes of $1.1 million.  As a result, earnings per share for the first quarter of fiscal year 2013 have increased to $0.17 per share from the previously reported $0.10 per share.

Gary Steele, Landec’s Chairman and CEO, commented, “As reported today in the Second Quarter and First Half Fiscal Year Earnings Release for fiscal year 2013, Landec’s share of the increase in Windset’s fair market value for fiscal year 2013 is projected to be $6.5 million, up from $5.8 million recognized in fiscal year 2012, and up from $6.0 million previously estimated by Landec for fiscal year 2013 before the new appraisal was completed by our outside independent appraiser.  It was determined during the second quarter review of the appraisal that the Company incorrectly recorded the fair market value of Windset at the end of its first quarter of fiscal year 2013. As a result, $2.9 million of the annual fair market value that the Company had originally planned to record in its second and third fiscal quarters should have been recorded during its first fiscal quarter of fiscal year 2013.  The Company has updated its policies and controls surrounding its accounting for the change in the fair market value of Windset to ensure that in the future such changes are recorded properly each quarter.”

Landec Corporation is a materials science company that leverages its proprietary polymer technologies, application development and innovation capabilities to develop and commercialize new products in food and biomaterials markets. Landec’s subsidiary, Apio, has become the leader in US fresh-cut specialty packaged vegetables sold in North America based on combining Landec’s proprietary food packaging technology and the strength of two major national brands Eat Smart and GreenLine, with the capabilities of a large national food supplier, processor and distributor. Through its subsidiary, Lifecore Biomedical, Landec is a premium supplier of hyaluronan-based materials and medical products to ophthalmic, orthopedic and veterinary markets worldwide.  In addition, Landec will periodically work with market-leading companies to develop and commercialize differentiated polymer-based products.  For more information about the Company, visit Landec’s website at www.landec.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with operations, the ability of the Company to implement any required changes to its internal controls over financial reporting, the ability to achieve acceptance of the Company's new products in the market place, the severity of the current economic slowdown, the ability to integrate GreenLine’s operations into the Company, weather conditions that can affect the supply and price of produce, the amount and timing of research and development funding and license fees from the Company's collaborative partners, the timing of regulatory approvals, the mix between domestic and international sales, and the risk factors listed in the Company’s Form 10-K for the fiscal year ended May 27, 2012 (See item 1A: Risk Factors) which may be updated in Part II.  Item 1A Risk Factors in the Company’s Quarterly Reports on Form 10-Q.  As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable.  The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

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